CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
                                                    Three Months EnYear Ended
                                                    March 31,      December 31

                                                      (restated)   (restated)
Cash flows from operating activities:          1998        1997          1997
  Net income                              1,012,000     864,000     2,536,000
  Add (deduct) items not affecting cash
    Depreciation and amortization            66,000      56,000       246,000
    Deferred income taxes                   100,000     389,000     1,199,000
    Equity in earnings of First Indiana Co (950,000)   (871,000)   (3,883,000)
    Dividends received from First Indiana   326,000     272,000     1,087,000
    Changes in operating assets and liabilities:
       Trade accounts, notes, and receivab (816,000)   (702,000)      171,000
       Deferred income                       23,000         ---           ---
       Prepaid expenses                     (54,000)    (34,000)      (18,000)
       Accounts payable and accrued expens   30,000     572,000       (42,000)
       Accrued and refundable income taxes  437,000       4,000      (173,000)
                                            -------     -------      --------
Net cash provided by operating activities   174,000     550,000     1,123,000

Cash flows from investing activities:
  Proceeds from sale of assets                  ---       8,000         8,000
  Purchase of property and equipment         40,000      (8,000)     (229,000)
  Decrease (increase) in other assets        62,000     (18,000)       (3,000)
  Decrease (increase) in short-term invest  597,000     (36,000)     (524,000)
                                            -------      ------       -------
Net cash used by investing activities       699,000     (54,000)     (748,000)

Cash flows from financing activities:
  Principal payments on note payable, bank (459,000)   (203,000)     (225,000)
  Principal payments on long-term borrowin  (43,000)     (3,000)      (12,000)
  Proceeds from sale of common stock          9,000      98,000       330,000
  Purchase of common stock                      ---     (42,000)     (475,000)
  Cash dividends paid                      (261,000)   (234,000)     (462,000)
                                            -------     -------       -------
Net cash used by financing activities      (754,000)   (384,000)     (844,000)

Increase (decrease) in cash and cash equiv  119,000     112,000      (469,000)

Cash and cash equivalents at beginning of   600,000   1,069,000     1,069,000
                                            -------    --------      --------
Cash and cash equivalents at end of period  719,000   1,181,000       600,000
                                            =======    ========      ========
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See accompanying Notes to Consolidated Financial Statements